                                            EXHIBIT 11


                             			      BOSTON TECHNOLOGY, INC.
	                   Weighted Shares used in Computation of Earnings Per Share
	                                   	   		(in thousands)

                                                        Three months ended October 31,  nine months ended October 31,
                                                          1996       1995         1996     1995
						                                                	 _______    _______      ______   ______

 Common stock outstanding, beginning of period           25,033      25,309      24,732   24,759

 Weighted average common stock issued during
 the three and nine months ended October 31,                 56          44         193      319

 Weighted effect of treasury stock                           --        (416)         --     (140)

 Weighted average common stock equivalents                8,145                   7,991    2,831

 Weighted average treasury shares acquired using
  the treasury stock method                              (5,090)         --      (5,093)  (1,629)
                                                 							 ______      ______      ______   ______
 Weighted average shares of common stock outstanding     28,144      24,937      27,823   26,140
							                                                  ======      ======      ======   ======


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